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                                                               EXHIBIT 23.1



                      CONSENT AND REPORT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Annual Report (Form 10-K) of ProBusiness Services, Inc. of our report dated August 1, 2000 included in the 2000 Annual Report to Stockholders of ProBusiness Services, Inc.

         Our audits also included the financial statement schedule of ProBusiness Services, Inc. listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                         /s/ ERNST & YOUNG, LLP

Walnut Creek, California
September 27, 2000